Exhibit 10.34
Separation and Release Agreement
By and Between Elizabeth A. Howard, J.D., Ph.D. and Arbutus Biopharma Corporation.
This Confidential Separation and Release Agreement (“Agreement”) is entered into between Elizabeth A. Howard, J.D., Ph.D. (“Executive”) and Arbutus Biopharma Corporation and is in consideration of the mutual undertakings set forth below.
Executive and Arbutus Biopharma Corporation have mutually agreed to terminate Executive’s employment with Arbutus Biopharma Corporation’s wholly-owned subsidiary, Arbutus Biopharma Inc. (unless otherwise specified, the defined term “Company” shall refer to Arbutus Biopharma Corporation and Arbutus Biopharma Inc.). In order to assist Executive in her transition and to acknowledge the past contributions of Executive, the Company has decided to offer Executive the benefits described below in exchange for certain protections of the business of the Company that the Company will require in return. To clearly set forth the terms and conditions of Executive’s departure, the parties agree as follows:
1.The purpose of this Agreement is to set forth the mutual understanding of the parties. This Agreement is subject to, and governed by, the Employment Agreement between Executive and Arbutus Biopharma, Inc., dated effective March 7, 2016 (“Executive Employment Agreement”), with the exception of the terms set forth in paragraphs 2 through 4 below, which supersede and replace any terms in the Executive Employment Agreement inconsistent with said paragraphs 2 through 4 below. Except for those provisions of the Executive Employment Agreement that survive termination of employment pursuant to their terms consistent with Section 17 of the Executive Employment Agreement, including but not limited to Sections 4 (Non-Competition and Non-Solicitation), 8 (Section 409A Compliance), 9 (Confidential Information), 10 (Cooperation; Other Documents; Non-Disclosure), and 11 (Arbitration of Disputes), which shall all remain in full force and effect subject to applicable law, the Executive Employment Agreement shall terminate as of the End Date as that term is defined below.
2.Executive’s employment with the Company shall terminate effective July 7, 2023 (“End Date”). Executive will be paid on the End Date for all working time through and including the End Date, in addition to the value of any accrued and unused paid time off. Executive will also be reimbursed for all appropriate expenses incurred through of the End Date. Executive is entitled to the vested benefits, if any, Executive may have in the Company’s 401(k) Plan, which Executive may exercise in accordance with the terms of the Company’s 401(k) Plan. By signing this Agreement, Executive acknowledges and agrees that, except as noted below, Executive has been fully paid any and all compensation due and owing to Executive, including all wages, salary, commissions, bonuses, options, shares, stock, incentive payments, equity interests, profit-sharing payments, expense reimbursements, accrued but unused vacation pay, leave or other benefits.
Executive has agreed to perform services for the Company as an independent contractor after the End Date pursuant to the terms of the Consulting Agreement dated July 7, 2023 between the Company and the Executive (the “Consulting Agreement”). The Consulting Agreement describes, in addition to the fees for post-employment services, the continuing post-employment vesting and exercise rights provided to Executive under those restricted stock unit awards and stock option awards provided to Executive prior to the End Date. Any compensation provided to Executive as a result of Executive’s work as an independent contractor is governed by the separate Consulting Agreement.

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3.Subject to Executive executing and returning the General Release and Waiver attached as Exhibit A within twenty-one (21) days of the End Date, without revoking same, and in full satisfaction of its obligations under the terms of the Agreement, the Company shall, within sixty (60) days of the End Date, pay to Executive:
(a)a lump-sum, all-inclusive payment in the amount of $657,000.00, less normal payroll taxes and deductions, representing Executive’s 2023 Base Salary for a period of eighteen months; and
(b)a lump-sum, all-inclusive payment in the amount of $90,240.00, less normal payroll taxes and deductions, representing Executive’s prorated 2023 annual discretionary target bonus.
4.Except as noted in Paragraphs 2 and 3 of this Agreement, no other payments will be provided to Executive and no perquisites or benefits of any nature or kind will be provided or continued after the End Date (except as provided in the Consulting Agreement). Executive acknowledges and agrees that as of the End Date, as Executive has not been receiving healthcare benefits from the Company, she is not entitled to the COBRA-related severance benefits set forth in Section 6(b)(iii) of the Executive Employment Agreement.
5.Release.
The payments and other terms described above are in full satisfaction of all matters and claims related to Executive’s employment with the Company upon Executive’s execution of the General Release and Waiver, attached as Exhibit A to this Agreement.
6.Confidentiality and Non-Solicitation
The Company reminds Executive that she has on-going obligations to the Company regarding Confidentiality and Non-Solicitation as set out in Section 4 of the Executive Employment Agreement. By signing this Agreement and accepting the payments referred to above in Paragraph 3, Executive acknowledges and agrees that she is bound by these obligations and affirms that she will abide by these obligations. Nothing in this Agreement or the Executive Employment Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive may have reason to believe is unlawful.
7.Non-Disparagement.
The Company and the Executive shall treat each other respectfully and professionally and not disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Executive and the Company will respond accurately and fully to any question, inquiry or request for information when required by the legal process. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive may have reason to believe is unlawful. Further, this prohibition does not preclude Executive from providing truthful testimony if compelled by law nor does it prohibit the disclosure
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of factual information that may be disclosed pursuant to California Code of Civil Procedure 1001.
8.Litigation and Regulatory Cooperation
The Company also reminds Executive that she has on-going obligations to: (i) reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that took place while the Executive was employed by the Company, including but not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times; and (ii) reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority relating to events or occurrences that took place while the Executive was employed by the Company; provided that any “services provided by the Executive shall be governed by, and subject to, the terms of Consulting Agreement, including the Consulting Agreement’s compensation obligations.
9.Communication Coordination.
Executive and the Company shall cooperate to coordinate appropriate internal and external communications concerning Executive’s separation from the Company. The Company shall have final approval on all communications.
10.Retention of Rights Regarding Government Agencies
Notwithstanding anything in this Agreement, the attached General Release, or the terms of the Executive Employment Agreement (collectively the “Agreements”), nothing in the Agreements prohibits Executive from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization or any notice to the Company.
11.Internal Revenue Code Section 409A.
The Company and the Executive intend to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A. All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement. The Company and the Executive expressly understand that the provisions of this Agreement shall be construed and interpreted to avoid the imputation of any additional tax, penalty or interest under Section 409A and to preserve (to the nearest extent reasonably possible) the intended benefits payable to Executive hereunder. The severance benefits paid under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of
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expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Executive’s right to any deferred compensation, as defined under Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid additional tax, penalties and/or interest under Section 409A. Nothing herein, including the foregoing sentence, shall change the Company’s rights and/or remedies under the Agreement and/or applicable law. In no event shall the Company be liable for any penalties, costs, damages, levies or taxes imposed on Executive pursuant to Section 409A.
12.Execution.
Executive understands and agrees that this Agreement shall be null and void and have no legal or binding effect whatsoever if: (1) Executive signs but then timely revokes the Agreement before the seven day revocation period or (2) the Agreement is not signed by Executive on or before the twenty-first (21st) day after Executive receives it.
13.Severability.
Executive acknowledges that the provisions of this Agreement (and the Release attached hereto) are both reasonable and enforceable, but the provisions are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.
14.Disputes
In the event of any dispute concerning the validity, interpretation, enforcement or breach of this Agreement or in any way related to Executive’s employment by the Company or the termination of such employment, the dispute shall be resolved by arbitration under the same terms as set forth in the Executive Employment Agreement.
15.Choice of Law.
This Agreement, including the Release shall be governed in accordance with the laws of the State of California without giving effect to the conflict of laws principles of that state.
16.Integration
This Agreement, together with Executive’s continuing post-employment obligations as expressed in the Executive Employment Agreement and the Consulting Agreement, represent and contain the entire understanding between the parties in connection with its subject matter, and supersedes any prior written or oral agreements or understandings. No modification or waiver of any provision of this Agreement shall be valid unless in writing and signed by Executive and the Chief Executive Officer of the Company. Executive acknowledges that in signing this Agreement she has not relied upon any
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representation or statement not set forth in this Agreement made by the Company or any of its representatives.
IN WITNESS WHEREOF, and intending to be legally bound, Executive and the authorized representative of the Company have executed this Agreement on the dates indicated below.

ARBUTUS BIOPHARMA CORPORATION    ELIZABETH A. HOWARD, J.D., PH.D.
By: /s/ William Collier        By: /s/ Elizabeth Howard
Printed Name: William Collier        Date: Jul 21, 2023
Title: President & CEO
Date: Jul 20, 2023

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EXHIBIT A
GENERAL RELEASE AND WAIVER
This General Release and Waiver (“Release”) is made and entered into as of July 21, 2023 (the “Release Date”), by and between Arbutus Biopharma, Inc. (the “Company”), and Elizabeth A. Howard, J.D., Ph.D. (the “Executive”). The Company and/or Executive may hereinafter be referred to individually as a “Party” or collectively as the “Parties.”
In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:
1.Separation. Executive’s employment with the Company ended effective July 7, 2023 without Cause.
2.Payment and Benefits. In consideration of the promises made in this Release and as full and complete satisfaction of any and all obligations owing to Executive pursuant to the Employment Agreement between Executive and the Company dated effective March 7, 2016 (“Executive Employment Agreement”), including without limitation, any and all amounts due and owing to Executive upon Executive’ separation from employment without Cause pursuant to Section 6(b) of the Executive Employment Agreement, the Company has agreed to pay Executive the benefits described in the Separation and Release Agreement to which this Release is attached (the “Separation and Release Agreement”). Executive understands and acknowledges that the benefits described in the Separation and Release Agreement constitute benefits in excess of those to which Executive would be entitled without entering into this Release. Executive acknowledges that such benefits are being provided by the Company as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release, and are above and beyond any compensation, wages or salary or other sums to which Executive was entitled as a result of Executive’s employment with the Company, or under any contract or law.
3.Release of Claims and Waiver of Rights.
(a)Executive, on Executive’s own behalf and that of Executive’s spouse, heirs, executors or administrators, assigns, insurers, attorneys and other persons or entities acting or purporting to act on Executive’s behalf (the “Executive’s Parties”), hereby irrevocably and unconditionally release, acquit and forever discharge the Company and Arbutus Biopharma Corporation, their respective affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and/or Arbutus Biopharma Corporation and said plans’ fiduciaries, agents and trustees (collectively, the “Released Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Released Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company (including under the Executive Employment Agreement) or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract or under statute, any claim based on wrongful discharge, any claim based on breach of contract, notice of termination or payment in lieu, severance pay or severance benefits, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal,

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state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981-1988; the Americans with Disabilities Act; the Age Discrimination in Employment Act (and the Older Workers Benefit Protection Act), the Fair Labor Standards Act; the Family and Medical Leave Act; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the California Family Rights Act; the California Fair Employment and Housing Act; the California Equal Pay Law, California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq.; the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq.; the California Labor Code; the California Constitution; statutory provision regarding retaliation/discrimination for filing a workers’ compensation claim under Cal. Labor Code § 132a; the Pennsylvania Human Relations Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Wage Payment and Collection Law; wrongful discharge, discrimination, retaliation, or other violation of the Pennsylvania Whistleblower Law; or violation of any British Columbia, Canada statute or law including without limitation the Employment Standards Act, RSBC 1996, c.113 (as am.) or the Human Rights Code, RSBC 1996, c210 (as am.) and/or any other claims of whatever nature arising in connection with Executive’s employment with the Company or her separation from such employment, and any and all other claims arising under federal, state or local law.
Executive acknowledges she received any and all leaves of absence to which she may have been entitled during employment, and that she suffers from no workplace injuries arising from her employment at the Company. It is understood and agreed that the waiver of benefits and claims contained in this Section does not include: (i) a waiver of the right to payment of any vested, nonforfeitable benefits to which Executive or a beneficiary of Executive may be entitled under the terms and provisions of any employee benefit plan of the Company or Arbutus Biopharma Corporation which have accrued as of the separation or would continue to accrue under the Consulting Agreement as specifically provided therein; (ii) a waiver of any rights to indemnification under the Certificate of Incorporation, Bylaws or similar organizational documents of the Company, Arbutus Biopharma Corporation or an subsidiary of the Company of Arbutus Biopharma Corporation or under applicable law and regulation; (iii) a waiver of the right for claims of unemployment insurance, workers’ compensation benefits, or state disability compensation; (iv) a waiver of the right to challenge the validity of this release pursuant to the Age Discrimination in Employment Act; (v) a waiver of any other rights that cannot by law be released by private agreement; (vi) rights under outstanding equity award agreements (stock options and restricted stock units) between Executive and the Company or that would continue to accrue under the Consulting Agreement; and (vii) the Executive’s rights under the Consulting Agreement. Executive acknowledges that she is only entitled to the severance benefits and compensation set forth in the Separation and Release Agreement and the Consulting Agreement, and that all other claims for any other benefits or compensation, including but not limited to any additional bonuses, are hereby waived, except those expressly stated in the preceding sentence.
Nothing in this Release shall be deemed to require the waiver or release of any claim that may not be released or waived under applicable federal or state law. Notwithstanding the foregoing or any other provisions here, nothing in this Release is intended to, or shall, limit or interfere, in any way, with Executive’s right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful

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employment practices, including but not limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with Executive’s right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Executive’s right to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act, or to report possible violations of federal, state, or local law or regulation to any government agency or entity. Executive and the Company acknowledge and agree that Executive’s right and ability to engage and participate in the activities described in this Paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement. Notwithstanding the foregoing, Executive understands that the waivers and releases in this Release shall be construed and enforced to the maximum extent permitted by law. Executive also understand and acknowledge that, by signing this Release, Executive has completely waived her right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if Executive is awarded individual relief and/or monetary damages in connection therewith, Executive hereby unconditionally assign to the Company, and agrees to undertake any and all measures necessary to effectuate such assignment of, any right or interest she may have to receive such individual relief and/or monetary damages.
(b)Executive hereby acknowledges that she understands that under this Release she is releasing any known or unknown claims she may have arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Released Claims”). Executive therefore acknowledges that she has read and understands Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 and any other statutes of similar effect, and elects to assume all risks for claims that now exist in Executive favor, known or unknown, arising from the subject matter of the Release. Executive acknowledges that different or additional facts may be discovered in addition to what Executive now knows or believes to be true with respect to the matters released in this Release, and Executive agrees that this Release will be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Released Claims.
4.Indemnification of Executive. Company shall continue to indemnify Executive pursuant to the terms of the Indemnity Agreement, dated as of March 7, 2016, by and between Company and Executive during the term of the Consulting Agreement.
5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age

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Discrimination in Employment Act of 1967 (“ADEA’’), as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and that this waiver and release is knowing and voluntary. Executive acknowledges that Executive has been advised by this writing that:
(a)Executive is receiving consideration, a sufficient portion of which is in addition to anything of value to which she otherwise would have been entitled; and
(b)Executive fully understands the terms of this Release and that she enters into it voluntarily without any coercion on the part of any person or entity; and
(c)Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomsoever she deemed appropriate and has done so; and
(d)Executive represents that she has carefully read and fully understand all of the provisions and effects of this Release; and
(e)Executive was advised in writing by way of this document to consult an attorney before signing this Release; and
(f)Executive was advised that she had twenty-one (21) calendar days within which to consider this Release before signing it, though she may voluntarily sign before the end of this period; and
(g)Executive has seven (7) calendar days after executing this Release within which to revoke this Release. This Release shall not become effective or enforceable until seven (7) days after Executive executes this Release. If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke this Agreement, she agrees to notify Shannon Briscoe, in writing, of her revocation. Any determination of whether Executive’s revocation was timely shall be determined by the date of actual receipt by Shannon Briscoe.

6.Representation of No Filings. To the full extent permitted by law, Executive represents that she has not filed, will not file and will not authorize any third party acting on her behalf to file, any suits, charges, claims or the like regarding her employment by, or separation of employment from the Company or Arbutus Biopharma Corporation. Although it is recognized that the right to file a claim under certain federal statutes cannot be waived, Executive agrees to forego any personal recovery. To the extent that Executive or any third party does seek redress for any claim covered and released by this Release, and a settlement or judgment of said claim is reached or entered, Executive shall designate the Company as the recipient of any such monies allocated to Executive by the payor or, if that is not possible, Executive shall pay to the Company the amount received from the payor within seventy-two (72) hours of Executive’s receipt of said monies.
7.No Admissions. The Company denies that it, Arbutus Biopharma Corporation or any of their respective employees or agents has taken any improper action against Executive. Nothing contained herein shall be deemed as an admission by the Company or Arbutus Biopharma Corporation of any liability of any kind to Executive, all such liability being expressly denied. Further, this Release shall not be admissible in any proceeding as evidence of

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improper action by the Company, Arbutus Biopharma Corporation or any of their respective employees or agents.
8.Amendment; Waiver. No amendment or variation of the terms of this Release shall be valid unless made in writing and signed by Executive and the Company. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by the Company. Failure of either the Company or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.
[Remainder of page left blank intentionally; Signature page follows.]

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IN WITNESS WHEREOF, and intending to be legally bound, Executive and the authorized representative of the Company have executed this Agreement on the dates indicated below.
ARBUTUS BIOPHARMA INC.            ELIZABETH A. HOWARD, J.D., PH.D.

By: /s/ William Collier        By: /s/ Elizabeth Howard
Printed Name: William Collier        Date: Jul 21, 2023
Title: President & CEO
Date: Jul 20, 2023

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